EXHIBIT 99.3

             Optimal Announces Record Purchase Commitments For 2001

      --Additional Purchase Commitment Received For More Than 200 Systems--


Montreal, Quebec (January 31, 2001) - Optimal Robotics Corp. (NASDAQ: OPMR), North America's leading provider of retail self-checkout systems is pleased to announce that it has received record purchase commitments for 2001 delivery of more than 750 U-Scan(R) systems.

In addition to the previously announced commitments totaling 550 U-Scan(R) systems, Optimal announces that it has received a purchase commitment from Ahold USA for more than 200 additional U-Scan(R) systems for its stores.

"We are extremely pleased that our customers have continued to accelerate their commitments to our industry-leading line of U-Scan(R) self-checkout products", said Henry M. Karp, President and Chief Operating Officer of Optimal Robotics. "Our recent announcements continue to demonstrate the fast-growing, industry-wide acceptance of self-checkout and Optimal's leadership in this market." added Mr. Karp.

Optimal Robotics Corp. is the leading provider of self-checkout systems to retailers in North America. The Company's principal product is U-Scan(R), an automated self-checkout system which enables shoppers to scan, bag and pay for their purchases with limited or no assistance from store personnel. U-Scan(R), which processed over 150 million shopper transactions in 2000, is designed to reduce retailer checkout costs and increase shoppers' convenience.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with the Securities and Exchange Commission. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.